Filed Pursuant to Rule 424(b)(2)
File No. 333-198523

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	56,925,000	$10.33	$588,035,250	$59,216.00

(1)	Includes 7,425,000 additional shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based on the average of the high and low sale prices reported on the New York Stock Exchange for shares of common stock of the registrant on June 3, 2016.
(3)	Calculated in accordance with Rule 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 14, 2015)

49,500,000 Shares

WPX Energy, Inc.

Common Stock

We are offering 49,500,000 shares of our common stock.

The underwriters have agreed to purchase the shares of common stock from us at a price of $9.472 per share, which will result in approximately $468.9 million of net proceeds to us before expenses. The underwriters may offer the common stock from time to time for sale in one or more transactions on the New York Stock Exchange (the “NYSE”), in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Our common stock is listed on the NYSE under the symbol “WPX.” On June 3, 2016, the last reported sale price for our common stock on the NYSE was $10.16 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 7,425,000 shares of our common stock at the price set forth above.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to investors on or about June 9, 2016.

Joint Book-Running Managers

Credit Suisse

Barclays	BofA Merrill Lynch	Citigroup

Senior Co-Managers

Goldman, Sachs & Co.	J.P. Morgan	TD Securities	Wells Fargo Securities

Co-Managers

BBVA	BNP PARIBAS	Credit Agricole CIB
MUFJ	RBC Capital Markets	Scotia Howard Weil
BTIG	BB&T Capital Markets	BOSC, Inc.

Prospectus Supplement dated June 6, 2016

Neither we nor the underwriters have authorized anyone to provide you with information other than the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the common stock. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We and the underwriters are offering to sell the common stock only in places where offers and sales are permitted.

S-i

Prospectus Supplement

Prospectus

S-ii

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying base prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as the accompanying base prospectus, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

Neither we nor the underwriters have authorized anyone to provide you with information other than the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the common stock. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement, nor any accompanying base prospectus, nor any sale made under this prospectus supplement and any accompanying base prospectus will, under any circumstances, imply that the information in this prospectus supplement or any accompanying base prospectus is correct as of any date after this prospectus supplement or any accompanying base prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or any accompanying base prospectus (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus supplement or such accompanying base prospectus (or such document previously incorporated by reference herein or therein).

In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “our company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and in the accompanying base prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

S-iii

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	financial condition and liquidity;

•	business strategy;

•	estimates of proved natural gas and oil reserves;

•	reserve potential;

•	development drilling potential;

•	cash flow from operations or results of operations;

•	acquisitions or divestitures;

•	seasonality of our business; and

•	crude oil, natural gas and natural gas liquids (“NGLs”) prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein or therein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•	inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	our exposure to the credit risk of our customers;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

S-iv

•	acts of terrorism; and

•	additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

NON-GAAP FINANCIAL MEASURES

We refer to the term Adjusted EBITDAX (as described in “Summary—Summary Historical Consolidated Financial Data of WPX”) in various places in this prospectus supplement. Adjusted EBITDAX is a supplemental financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). This measure excludes a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our measurement of Adjusted EBITDAX may not be comparable to those of other companies. Please see “Summary—Summary Historical Consolidated Financial Data of WPX” for a discussion of our use of such measure and a reconciliation of Adjusted EBITDAX to the most closely comparable financial measure calculated in accordance with GAAP.

We also refer to PV-10 in this prospectus supplement (as described in “Summary—Summary Historical Reserve and Operating Data of WPX”). The present value of estimated future net revenues discounted at an annual rate of 10 percent (“PV-10”) is not a GAAP financial measure and is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. Please see “Summary—Summary Historical Reserve and Operating Data of WPX” for a discussion of our use of such measure and a reconciliation of PV-10 to the most closely comparable financial measure calculated in accordance with GAAP.

S-v

GLOSSARY OF OIL AND GAS TERMS

In this prospectus supplement, the following terms have the meanings specified below.

Barrel—means one barrel of petroleum products that equals 42 U.S. gallons.

Boe—means one barrel of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one barrel of oil.

British Thermal Unit or BTU—means a unit of energy needed to raise the temperature of one pound of water by one degree Fahrenheit.

LOE—means lease and other operating expense excluding production taxes, ad valorem taxes and gathering, processing and transportation fees.

MBbls—means one thousand barrels.

MBbls/d—means one thousand barrels per day.

Mcf—means one thousand cubic feet.

Mcfe—means one thousand cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMBbls—means one million barrels.

MBoe—means one thousand barrels of oil equivalent.

MBoe/d—means one thousand barrels of oil equivalent per day.

MMboe—means one million barrels of oil equivalent.

MMbtu—means one million British Thermal Units.

MMcf—means one million cubic feet.

MMcf/d—means one million cubic feet per day.

MMcfe—means one million cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMcfe/d—means one million cubic feet of gas equivalent per day using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

Net acres—means gross acreage multiplied by working interest percentage.

NGL—means natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

S-vi

SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in our common stock. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of common stock.

Our Company

Incorporated in 2011, we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on profitably exploiting, developing and growing our oil positions in the Williston Basin in North Dakota and the Permian and San Juan Basins in the southwestern United States. We also have a natural gas position in the San Juan Basin.

Our principal areas of operation are the Permian Basin in Texas and New Mexico, the Williston Basin in North Dakota, and the San Juan Basin in New Mexico and Colorado. Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying base prospectus, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying base prospectus.

Our Business Strategy

Our business strategy is to create shareholder value by increasing production over time of oil, natural gas, and NGLs, expanding our margins, and finding and developing reserves.

Focused, Long-Term Portfolio Management. We are focused on long-term profitable growth. Our objective over time is to grow our production within our cash flow. With that in mind, we regularly evaluate the performance of our assets and, when appropriate, we consider divestitures of assets that are underperforming or which are no longer a part of our strategic focus. Since mid-2014, we completed or announced approximately $5.5 billion of asset acquisitions and divestitures, allowing us to focus on our core areas and strengthen our financial position. With regard to our core assets we expect to allocate capital to the most profitable opportunities based on commodity price cycles and other market conditions, enabling us to grow our reserves and production in a manner that maximizes our returns on investments.

Build Asset Scale. We expect to opportunistically acquire acreage positions in areas where we feel we can establish significant scale and replicate cost-efficient development practices. We may also consider other “bolt-on” transactions that are directed at driving operational efficiencies through increased scale. We can manage costs by focusing on the establishment of large scale, contiguous acreage blocks where we can operate a majority of the properties. We believe this strategy allows us to better achieve economies of scale and apply continuous technological improvements in our operations. We have a history of acquiring undeveloped properties that meet our expected return requirements and other acquisition criteria to expand upon our existing positions as well as acquiring undeveloped acreage in new geographic areas that offer significant resource potential.

Margin Expansion through Focus on Costs. We believe we can expand our margins by focusing on opportunities to reduce our cost structure. As we rationalize our portfolio and reduce our areas of focus to core basins, we have the opportunity to improve our cost structure and ensure that our organization is in alignment with our margin growth objectives.

Continue Oil Development and Increase Optionality. We believe that efforts to develop our oil properties will yield a more balanced commodity mix in our production, providing us with the option of focusing on the commodity with the best returns under different market conditions. This optionality, we believe, will place us in a position where we can better protect and grow our cash flows. We have engaged and will continue to engage in commodity derivative hedging activities to maintain a degree of cash flow stability. Typically, we target hedging approximately 50 percent of expected revenue from domestic production during a current calendar year in order to strike an appropriate balance of commodity price upside with cash flow protection, although we may vary from this level based on our perceptions of market risk. As of March 31, 2016, we have hedged 30,438 Bbls per day of our anticipated remaining 2016 oil production at a weighted-average price of $60.35 per barrel, and we have natural gas derivatives totaling 146,541 MMBtu per day for the remainder of 2016 at a weighted-average price of $3.93 MMBtu.

Maintain Financial Flexibility. Recent asset sales have allowed us to decrease our levels of near-term long-term debt and have provided us with additional liquidity. In addition, our continued focus on cost reductions, increased capital efficiency and long-term oil production growth will allow us to generate increased and sustainable annual cash flows from operations. This cash flow, combined with our capital structure and available sources of liquidity, will allow us to efficiently develop and grow our resource base and pursue reserve growth throughout a variety of commodity price environments.

Recent Developments

Disposition of Piceance Basin Operations

On April 8, 2016, we completed the previously announced sale of all of the outstanding membership interests in WPX Energy Rocky Mountain, LLC, which held our Piceance Basin operations. In May 2016 following the disposition of our Piceance Basin operations, we signed an agreement to buy out the remaining transportation obligations that previously supported our operating presence in the Piceance Basin at a cost of approximately $239 million, which will eliminate approximately $164 million in letters of credit and their associated annual interest expenses, and will release us from nearly $400 million in demand obligations from 2016 through 2032. The transaction is expected to close in the third quarter of 2016, subject to regulatory approval and customary closing conditions.

In our Current Report on Form 8-K filed with the SEC on May 25, 2016, we recast certain historical financial information originally included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016, to reflect the reclassification of our Piceance Basin operations as discontinued operations.

Tender Offer for 5.250% Senior Notes due 2017

In May of 2016, we completed a cash tender offer (the “Tender Offer”) to purchase any and all of our outstanding 5.250% Senior Notes due 2017 (the “2017 Notes”) at a price of $1,015.00 for each $1,000 principal amount of 2017 Notes validly tendered. Approximately $87 million aggregate principal amount of 2017 Notes were validly tendered and accepted for purchase in the Tender Offer.

RKI Acquisition

In August 2015, we completed the acquisition of RKI Exploration & Production, LLC (“RKI”). The purchase price was $2.75 billion, consisting of 40 million shares of WPX common stock and approximately $2.28 billion of cash. The cash consideration was subject to closing adjustments and was reduced by our assumption of $400 million aggregate principal amount of RKI’s senior notes and amounts outstanding under RKI’s revolving credit facility along with other working capital items. As a result of the acquisition of RKI, we entered the Permian Basin.

The Offering

The following summary describes the principal terms of this offering of our common stock. Refer to the section of the accompanying base prospectus entitled “Description of Capital Stock” for a more detailed description of the terms of our common stock. As used in this section, the terms “us,” “we,” or “our” refer to WPX Energy, Inc. and not any of its subsidiaries.

Issuer	WPX Energy, Inc.

Shares We Are Offering	49,500,000 shares of our common stock.

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase up to 7,425,000 additional shares of our common stock from us on the same terms and conditions.

Shares Outstanding After This Offering	326.2 million shares (or 333.6 million shares if the underwriters exercise their option to purchase additional shares in full).[1]

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated offering expenses, will be approximately $468.1 million (or $538.4 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include an acceleration of drilling and completion activities, bolt-on acreage acquisitions and midstream infrastructure in the Delaware Basin. See “Use of Proceeds.”

Listing	Our common stock is listed on the NYSE under the symbol “WPX.”

Transfer Agent and Registrar	Computershare Trust Company, N.A.

Risk Factors	Investing in the common stock involves certain risks. You should consider the information under “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus before investing in our common stock.

[1]	Based on 276.7 million shares of our common stock outstanding as of March 31, 2016, and:

•	excludes any shares of common stock issuable upon conversion of the $350 million aggregate liquidation preference of our mandatory convertible preferred stock or any shares of common stock that may be issued in payment of a dividend on such mandatory convertible preferred stock;

•	excludes 2.7 million shares that may be issued pursuant to outstanding stock options as of March 31, 2016 at a weighted average exercise price of $15.24;

•	excludes 4.0 million non-vested restricted share units that will vest over an average of 1.6 years as of March 31, 2016; and

•	excludes 11.5 million additional shares of our common stock that may be issued under our equity incentive plan and employee stock purchase plan as of March 31, 2016.

Summary Historical Consolidated Financial Data of WPX

The following information has been derived from our consolidated financial statements as of and for the three-month period ended March 31, 2016 and 2015 and as of and for each of the years in the three-year period ended December 31, 2015. The financial data presented below has been recast to reflect our Piceance Basin asset as discontinued operations. Because the following information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on May 25, 2016 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)	(Unaudited)
	(In millions, except per share amounts)
Consolidated Statements of Operations Data:
Revenues:
Product revenues:
Oil sales	$97	$112	$494	$669	$475
Natural gas sales	25	41	138	282	259
Natural gas liquid sales	5	3	23	20	10

Total product revenues	127	156	655	971	744
Gas management	31	157	286	1,110	882
Net gain (loss) on derivatives not designated as hedges	57	105	418	434	(124)
Other	1	2	7	8	3

Total revenues	216	420	1,366	2,523	1,505
Costs and expenses:
Lease and facility operating	42	35	145	143	109
Gathering, processing and transportation	16	17	64	71	73
Taxes other than income	11	15	62	88	68
Gas management, including charges for unutilized pipeline capacity	39	109	261	979	927
Exploration	9	7	85	101	417
Depreciation, depletion and amortization	152	117	528	363	354
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	15	772
Net (gain) loss on sales of assets	(198)	(69)	(349)	—	—
General and administrative	53	54	210	224	218
Acquisition costs	—	—	23	—	—
Other—net	2	22	63	13	12

Total costs and expenses	126	307	1,092	1,997	2,950

Operating income (loss)	90	113	274	526	(1,445)
Interest expense	(57)	(33)	(187)	(123)	(108)
Loss on extinguishment of acquired debt	—	—	(65)	—	—
Investment income, impairment of equity method investment and other	2	1	(2)	1	(19)

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)	(Unaudited)
	(In millions, except per share amounts)
Income (loss) from continuing operations before income taxes	35	81	20	404	(1,572)
Provision (benefit) for income taxes	35	29	24	148	(567)

Income (loss) from continuing operations	—	52	(4)	256	(1,005)
Income (loss) from discontinued operations	(12)	16	(1,722)	(85)	(186)

Net income (loss)	(12)	68	(1,726)	171	(1,191)
Less: Net income (loss) attributable to noncontrolling interests	—	1	1	7	(6)

Net income (loss) attributable to WPX Energy, Inc.	$(12)	$67	$(1,727)	$164	$(1,185)
Less: Dividends on preferred stock	5	—	9	—	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	(17)	67	(1,736)	164	(1,185)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(5)	$52	$(13)	$256	$(993)
Income (loss) from discontinued operations	$(12)	$15	$(1,723)	$(92)	$(192)

Net income (loss)	$(17)	$67	$(1,736)	$164	$(1,185)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.02)	$0.26	$(0.06)	$1.26	$(4.95)
Income (loss) from discontinued operations	(0.04)	0.07	(7.36)	(0.45)	(0.96)

Net income (loss)	$(0.06)	$0.33	$(7.42)	$0.81	$(5.91)

Basic Weighted-average shares	276.1	204.1	234.2	202.7	200.5
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.02)	$0.25	$(0.06)	$1.24	$(4.95)
Income (loss) from discontinued operations	(0.04)	0.07	(7.36)	(0.44)	(0.96)

Net income (loss)	$(0.06)	$0.32	$(7.42)	$0.80	$(5.91)

Diluted Weighted-average shares	276.1	205.9	234.2	206.3	200.5

	As of March 31,	As of December 31,
	2016	2015	2014
	(Unaudited)
	(In millions)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$11	$38	$41
Properties and equipment, net (successful efforts method of accounting)	$6,504	$6,522	$3,395
Total assets	$8,140	$8,393	$8,896
Current portion of long-term debt, net	$304	$1	$1
Long-term debt, net	$2,746	$3,189	$2,260
Total equity	$3,515	$3,535	$4,428

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)	(Unaudited)
	(In millions)
Consolidated Statements of Cash Flows:
Net cash provided by operating activities	$16	$194	$811	$1,070	$636
Net cash provided by (used in) investing activities	$95	$87	$(1,316)	$(1,437)	$(1,111)
Net cash (used in) provided by financing activities	$(138)	$(269)	$473	$344	$426

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In millions)
Other Financial Data:
Adjusted EBITDAX(1)	$131	$199	$781	$447	$206

(1)	See “—Reconciliation of Adjusted EBITDAX.”

Reconciliation of Adjusted EBITDAX

Adjusted EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives not designated as hedges, net received (paid) on settlement of derivatives not designated as hedges, sales of assets, impairments, accrual for certain future gathering obligations associated with an abandoned area, costs with respect to our acquisition of RKI, loss on extinguishment of acquired debt and discontinued operations. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDAX does not represent and should not be considered as an alternative to net income, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDAX as a measure to assess the operating performance of our business, Adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, Adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of Adjusted EBITDAX for the periods presented is set forth below.

	Reconciliation of Adjusted EBITDAX
	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)	(Unaudited)
	(In millions)
Net income (loss)	$(12)	$68	$(1,726)	$171	$(1,191)
Interest expense	57	33	187	123	108
Provision (benefit) for income taxes	35	29	24	148	(567)
Depreciation, depletion and amortization	152	117	528	363	354
Exploration	9	7	85	101	417

EBITDAX	$241	$254	$(902)	$906	$(879)

Net (gain) loss on derivatives not designated as hedges	(57)	(105)	(418)	(434)	124
Net received (paid) on settlement of derivatives not designated as hedges	133	135	617	(125)	(17)
Net (gain) loss on sales of assets	(198)	(69)	(349)	—	—
Impairments of producing properties, costs of acquired unproved reserves and equity investments(1)	—	—	—	15	792
Accrual for certain future gathering obligations associated with an abandoned area(2)	—	—	23	—	—
RKI acquisition costs and loss on extinguishment of acquired debt	—	—	88	—	—
(Income) loss from discontinued operations	12	(16)	1,722	85	186

Adjusted EBITDAX	$131	$199	$781	$447	$206

(1)	The impairments in 2014 primarily represent an $11 million impairment in the fourth quarter of 2014 in the Green River Basin.

The impairments in 2013 represent the following:

•	$772 million impairment of proved producing oil and gas properties in the Appalachian Basin; and

•	$20 million impairment of an equity-method investment in the Appalachian Basin.

(2)	In December 2015, we plugged and abandoned the remaining wells serviced by a certain natural gas gathering system in the Appalachian Basin. As a result, we recorded approximately $23 million associated with the net present value of future obligations under this gathering agreement.

Summary Historical Reserve and Operating Data of WPX

We have significant oil and gas producing activities primarily in the Permian, Williston and San Juan Basins located in the United States. Prior to the divestiture of our Piceance assets in April 2016, we also had significant oil and gas producing assets in the Piceance Basin in the United States, which are included in the table below. Also, prior to our divestiture of our ownership interest in Apco Oil and Gas International Inc. in January 2015, we had international oil and gas producing activities, primarily in Argentina. Proved reserves related to international activities were less than 5 percent of our total international and domestic proved reserves as of December 31, 2014. Accordingly, unless specifically stated otherwise, the information in this section relates only to the oil and gas activities in the United States. You should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 incorporated by reference herein and the other documents incorporated by reference herein and therein when evaluating the material presented below.

Oil and Gas Reserves

We prepare our own reserves estimates and approximately 99 percent of our domestic reserves as of December 31, 2015 are audited by Netherland, Sewell & Associates, Inc. We have not filed on a recurring basis estimates of our total proved net oil, NGL and gas reserves with any U.S. regulatory authority or agency other than with the U.S. Department of Energy and the SEC. The estimates furnished to the Department of Energy have been consistent with those furnished to the SEC.

The following table presents our proved oil and natural gas reserves as of the dates indicated.

	As of December 31,
	2015	2014	2013
Proved Reserves(1):
Oil (MBbls)	142,719	130,829	102,930
Natural Gas (MMcf)	2,190,203	3,149,591	3,629,756
NGLs (MBbls)	75,293	70,840	85,715

Total (Mboe)(2)	583,046	726,601	793,604

Proved Developed (Mboe)	402,245	452,296	462,949
Proved Undeveloped (Mboe)	180,801	274,305	330,655

Total (Mboe)(2)	583,046	726,601	793,604

PV-10 (in millions)(3)(4)	$1,284	$4,956	$3,895

(1)	The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.
(2)	Total Proved Reserves included in the table above for the Piceance Basin were 303,748 Mboe, 422,425 Mboe and 503,119 Mboe as of December 31, 2015, 2014 and 2013, respectively. In April 2016, we disposed of all our assets in the Piceance Basin.
(3)

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

(4)	PV-10 for 2015 includes $270 million related to the Piceance Basin that was divested in April 2016.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2015, 2014 and 2013:

	As of December 31,
	2015		2014	2013
	(in millions)
PV-10	$1,284		$4,956	$3,895
Present value of future income taxes discounted at 10%	—	(b)	(1,073)	(931)

Standardized measure of discounted future net cash flows(a)	$1,284		$3,883	$2,964

(a)	Standardized measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and income tax expenses, discounted at ten percent per annum to reflect timing of future cash flows and using certain pricing assumptions. Specifically, for the years ended December 31, 2015, 2014 and 2013, the average domestic combined natural gas and NGL equivalent price was $2.32, $4.34 and $3.63 per Mcfe, respectively. The average domestic oil price used in the estimates for the years ended December 31, 2015, 2014 and 2013 was $43.84, $83.62 and $92.16 per barrel, respectively. Included in the $1,284 million for 2015 is $270 million related to the proved properties in the Piceance Basin that were divested in April 2016.
(b)	Our historical tax basis (i.e. future deduction for taxable income calculation) of proved properties at December 31, 2015 is greater than the total future net cash flows before taxes of the standardized measure; therefore, future taxable income would be less than zero.

The following table sets forth our estimated domestic net proved reserves for our largest areas of activity expressed by product and on a gas equivalent basis as of December 31, 2015.

	As of December 31, 2015
	Oil (Mbbls)	Gas (MMcf)	NGL (Mbbls)	Equivalent (Mboe)
Permian Basin	38,475	201,416	20,248	92,292
Williston Basin	78,512	43,429	7,335	93,085
San Juan Basin	19,923	349,589	8,033	86,221
Piceance Basin(1)	5,707	1,551,734	39,418	303,748
Appalachian Basin	—	32,023	—	5,337
Other	102	12,012	259	2,363

Total Proved	142,719	2,190,203	75,293	583,046

Less: Piceance Basin(1)	5,707	1,551,734	39,418	303,748

Total Proved excluding Piceance	137,012	638,469	35,875	279,298

(1)	Reflects our Piceance Basin assets sold in April 2016.

Oil and Gas Production, Production Prices and Production Costs

The following table summarizes our production volumes, excluding Piceance Basin and any activity associated with discontinued operations, for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
Production Sales Volume Data:(1)(2)
Oil (MBbls)	3,774	2,972	12,479	8,568	5,230
Natural Gas (MMcf)	16,820	15,832	66,187	74,533	76,618
NGLs (MBbls)	708	379	2,412	898	452
Combined equivalent volumes (MBoe)	7,285	5,990	25,922	21,888	18,451
Production Sales Volume Per Day:
Oil (MBbls/d)	41.5	33.0	34.2	23.5	14.3
Natural Gas (MMcf/d)	185	176	181	204	210
NGL (MBbls/d)	7.8	4.2	6.6	2.5	1.2
Combined equivalent volume (Mboed/d)	80.1	66.6	71.0	60.0	50.6

(1)	Excludes production from our discontinued operations, including our Piceance assets disposed in April 2016.
(2)	Reflects production from Permian subsequent to August 16, 2015.

The following tables summarize our sales prices, excluding the Piceance Basin, for the years indicated.

	Year Ended December 31,
	2015	2014	2013
Realized average price per unit(1):
Oil:
Oil sales (per barrel)	$39.61	$78.09	$90.86
Impact of net cash received (paid) related to settlement of derivatives (per barrel)	31.21	2.17	1.72

Oil net price including all derivative settlements (per barrel)	$70.82	$80.26	$92.58
Natural gas:
Natural gas sales (per Mcf)	$2.08	$3.78	$3.38	(2)
Impact of net cash received (paid) related to settlement of derivatives (per Mcf)	3.93	(0.37)	(0.27)

Natural gas net price including all derivative settlements (per Mcf)	$6.01	$3.41	$3.11

NGL:
NGL sales (per barrel)	$9.39	$22.94	$21.95
Impact of net cash received (paid) related to settlement of derivatives (per barrel)	—	7.81	1.24

NGL net price including all derivative settlements (per barrel)	$9.39	$30.75	$23.19

(1)	Excludes operations classified as discontinued operations, including our Piceance assets disposed in April 2016.
(2)	Includes $0.06 per Mcf impact of net cash received on derivatives designated as hedges for 2013.

(3)	Realized average prices reflect realized market prices, net of fuel and shrink.

	Year Ended December 31,
	2015	2014	2013
Expenses per Boe(1):
Operating expenses:
Lifting costs and workovers	$5.02	$5.96	$5.46
Facilities operating expense	0.34	0.26	0.24
Other operating and maintenance	0.23	0.29	0.24

Total LOE	$5.59	$6.51	$5.94
Gathering, processing and transportation charges	2.48	3.25	3.99
Taxes other than income	2.38	4.03	3.70

Total production cost	$10.45	$13.79	$13.63

General and administrative	$8.12	$10.24	$11.77

Depreciation, depletion and amortization	$20.39	$16.58	$19.16

(1)	Excludes operations classified as discontinued operations, including our Piceance assets disposed in April 2016.

RISK FACTORS

Before you decide to invest in the common stock, you should consider the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus, and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Risk Factors Relating to our Common Stock

Our significant indebtedness reduces our financial flexibility and could impede our ability to operate.

We have historically operated with, and anticipate continuing to operate with, a significant amount of debt. Our substantial amount of debt could have important consequences for investors in our common stock, including the following:

•	make it more difficult for us to satisfy our obligations with respect to our revolving credit facility;

•	impair our ability to obtain additional financing, if necessary, for working capital, letters of credit or other forms of guarantees, capital expenditures, acquisitions or other purposes or make such financing unavailable on favorable terms;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, capital expenditures, future business opportunities and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	reduce our ability to make acquisitions or expand our business;

•	limit our ability to borrow additional funds;

•	limit our ability to sell assets to raise funds if needed for working capital, capital expenditures, acquisitions or other purposes;

•	make it difficult for us to pay dividends on shares of our common stock;

•	increase our vulnerability to adverse economic and industry conditions, including increases in interest rates; and

•	place us at a competitive disadvantage compared to competitors who might have relatively less debt.

We may be able to incur substantial additional indebtedness in the future. Although our revolving credit facility contains restrictions on the incurrence of additional indebtedness by our subsidiaries, such restrictions are subject to a number of qualifications and exceptions, and indebtedness incurred in compliance with such restrictions could be substantial. To the extent that new indebtedness is added to our current debt levels, the risks described above would increase.

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during the twelve months ended December 31, 2015, the high sales price per share of our common stock on the NYSE was $14.65 and the low sales price per share was $5.03. The market price of our common stock could be subject to wide fluctuations in the future in response to the following events or factors that may vary over time and some of which are beyond our control, including but not limited to:

•	changes in natural gas and oil prices, including in different geographic locations;

•	demand for natural gas and oil;

•	the success of our drilling program;

•	changes in our drilling schedule;

•	adjustments to our reserve estimates and differences between actual and estimated production, revenue and expenditures;

•	competition from other oil and gas companies;

•	costs and liabilities relating to governmental laws and regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance or financing expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

In particular, a significant or extended decline in natural gas and oil prices would have a material adverse effect on our financial position, our results of operations, our access to capital and the quantities of natural gas and oil that we can produce economically. Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect the share price of our common stock.

Future issuances or sales of our common stock may depress the price of our common stock.

The sales of significant amounts of our common stock by us or our significant shareholders, or the perception in the market this will occur, may result in the lowering of the market price of our common stock. In the future, we may issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of our common stock. In addition, we issued $350 million of aggregate liquidation preference of 6.25% series A mandatory convertible preferred stock in 2015, which according to its terms will convert into common stock. See Note 13 to our audited consolidated financial statements incorporated by reference into this prospectus supplement. Further, we have filed registration statements on Form S-8 covering 17.6 million shares issuable pursuant to existing or future awards under our equity compensation plans. Lastly, in connection with our acquisition of RKI in 2015, we issued 40,000,000 shares of our common stock to the RKI shareholders. Pursuant to a related registration rights agreement, the RKI shareholders have customary demand and piggyback registration rights, and we have filed an effective registration statement with the SEC registering resales of the common stock held by the RKI shareholders. All the shares of common stock issued to the RKI shareholders are also freely transferable under Rule 144 of the Securities Act. Given the disparity between the ability of each RKI shareholder to sell its common stock at any time on the open market without restriction under the Securities Act, on the one hand, and, among other factors, the restrictive and more costly terms that would have applied to sales of common stock held by the RKI shareholders in connection with this offering, on the other hand, we concluded that the RKI shareholders would be adversely affected, perhaps severely, by receiving advance notification of, and participating in, the offering. Based on this conclusion and notwithstanding the advance notice provision and other terms of the registration rights agreement, we elected not to offer the RKI shareholders the opportunity to participate in the offering. On the date of this prospectus supplement, we provided notice of this offering to the RKI shareholders and informed them that we were waiving the lock-up provisions to which they would otherwise be subject pursuant to the registration rights agreement.

We do not anticipate paying any dividends on our common stock in the foreseeable future. As a result, you will need to sell your shares of common stock to receive any income or realize a return on your investment.

We do not anticipate paying any dividends on our common stock in the foreseeable future. Any declaration and payment of future dividends to holders of our common stock may be limited by the provisions of the Delaware General Corporation Law (“DGCL”). The future payment of dividends will be at the sole discretion of our Board of Directors and will depend on many factors, including our earnings, capital requirements, financial condition and other considerations that our Board of Directors deems relevant. As a result, to receive any income or realize a return on your investment, you will need to sell your shares of common stock. You may not be able to sell your shares of common stock at or above the price you paid for them.

Provisions of Delaware law and our charter documents may delay or prevent an acquisition of us that stockholders may consider favorable or may prevent efforts by our stockholders to change our directors or our management, which could decrease the value of your shares.

Section 203 of the DGCL and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include the following:

•	restrictions on business combinations for a three-year period with a stockholder who becomes the beneficial owner of more than 15 percent of our common stock;

•	restrictions on the ability of our stockholders to remove directors;

•	supermajority voting requirements for stockholders to amend our organizational documents; and

•	a classified board of directors.

Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. Further, these provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through unsolicited transactions that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our directors or our management may be unsuccessful.

Our ability to utilize our net operating loss (“NOL”) carryovers for income tax purposes to reduce future taxable income will be limited if we undergo an ownership change.

Beginning with our 2015 tax year we generated an NOL that is being carried forward to future years. In the event that we were to undergo an “ownership change” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”)), our NOL carryovers generated prior to the ownership change would be subject to annual limitations, which could defer or eliminate our ability to utilize these tax losses against future taxable income. Generally, an “ownership change” occurs if one or more shareholders, each of whom owns 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50% over the lowest percentage of stock owned by those shareholders at any time during the preceding three-year period. Although this offering is not expected to result in limitations under Section 382 on the use of our NOLs for income tax purposes, future changes in the ownership of our stock could result in the application of such limitations.

USE OF PROCEEDS

We will receive approximately $468.1 million in net proceeds from this offering, after deducting estimated offering expenses (or $538.4 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include an acceleration of drilling and completion activities, bolt-on acreage acquisitions and midstream infrastructure in the Delaware Basin. Additionally, based on current plans and operating conditions, net proceeds from the offering, in combination with current cash balances, are expected to fully fund planned operating capital expenditures in excess of operating cash flows through 2018.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016:

•	on an actual basis;

•	on an as adjusted basis to give effect to (i) the Tender Offer and (ii) receipt of the cash proceeds from the disposition of our Piceance Basin operations to Terra Energy Partners LLC in April 2016 and the repayment of borrowings under our revolving credit facility using the proceeds therefrom; and

•	on an as further adjusted basis to give effect to this offering, after deducting the estimated offering expenses.

This table should be read in conjunction with “Use of Proceeds” and our unaudited consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended March 31, 2016, incorporated by reference herein.

	As of March 31, 2016
	Actual	As Adjusted	As Further Adjusted
	(Unaudited) (In millions)
Cash and cash equivalents	$11	$620	$1,089

Our Debt:
5.250% Senior Notes due 2017	$304	$217	$217
7.500% Senior Notes due 2020	500	500	500
6.000% Senior Notes due 2022	1,100	1,100	1,100
8.250% Senior Notes due 2023	500	500	500
5.250% Senior Notes due 2024	500	500	500
Credit facility agreement(1)	175	—	—
Other debt	1	1	1

Total debt obligations(2)	3,080	2,818	2,818
Equity:
Preferred stock (100 million shares authorized at $0.01 par value; 7 million issued at March 31, 2016)	339	339	339
Common stock (2 billion shares authorized at $0.01 par value; 276.7 million shares issued at March 31, 2016)(3)	3	3	3
Additional paid-in-capital	6,156	6,156	6,625
Accumulated deficit	(2,983)	(2,983)	(2,983)

Total equity	3,515	3,515	3,984

Total capitalization	$6,595	$6,333	$6,802

(1)	Reflects borrowing under our $1.2 billion, five-year senior secured revolving credit facility that matures in 2019. Under the terms of the revolving credit facility, the initial borrowing base was set at $1.025 billion. As of May 31, 2016, we had $1.025 billion available for borrowing under our revolving credit facility.
(2)	Does not include $231 million in letters of credit that have been issued as of March 31, 2016 in connection with three bilateral, uncommitted letter of credit agreements we entered into that incorporate terms similar to those found in the revolving credit facility.
(3)	Based on 276.7 million shares of our common stock outstanding as of March 31, 2016 and excludes:

•	any shares of common stock issuable upon conversion of the $350 million aggregate liquidation preference of our mandatory convertible preferred stock or any shares of common stock that may be issued in payment of a dividend on such mandatory convertible preferred stock;

•	2.7 million shares that may be issued pursuant to outstanding stock options as of March 31, 2016 at a weighted average exercise price of $15.24;

•	4.0 million non-vested restricted share units that will vest over an average of 1.6 years as of March 31, 2016; and

•	11.5 million additional shares of our common stock that may be issued under our equity incentive plan and employee stock purchase plan as of March 31, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously noted, we completed the acquisition of RKI in August 2015. WPX’s historical consolidated financial statements incorporated by reference into this prospectus supplement only include the operations of RKI after August 17, 2015 and the purchase price allocation as of the acquisition date. The following provides an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 to include the results of RKI prior to the acquisition date and does not include adjustments for the transaction contemplated by this prospectus supplement. An unaudited pro forma condensed balance sheet is not presented because the following transactions were reflected in WPX’s historical consolidated balance sheet as of December 31, 2015. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is derived from the historical consolidated financial statements of WPX (included in our Current Report on Form 8-K filed with the SEC on May 25, 2016) and RKI and has been adjusted to reflect the following:

•	The acquisition of RKI through the merger of a WPX subsidiary and RKI, (the “Acquisition”) as of January 1, 2015, consisting of cash consideration and 40 million shares of WPX common stock, and to include the results of RKI historical information through June 30, 2015 and the results of RKI for the period of July 1, 2015 through August 16, 2015.

•	Adjustments to RKI’s historical information to remove the effect of RKI’s assets in the Powder River Basin and certain other assets outside the Delaware Basin. In connection with the Acquisition, RKI contributed its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which were distributed to RKI’s equity holders in connection with the Acquisition. We refer to the contribution of such assets herein as the “RKI Dispositions.”

•	The impact of concurrent offerings in July 2015 by WPX of $1.0 billion aggregate principal amount of senior notes, 30 million shares of common stock, 7 million shares of mandatory convertible preferred stock, borrowings under our revolving credit facility and the repayment of RKI debt with a portion of the proceeds therefrom (collectively, the “Acquisition Financing Transactions”).

Certain of RKI’s historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 gives effect to the Acquisition, the RKI Dispositions and the Acquisition Financing Transactions as if they had occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only to reflect the Acquisition, the RKI Dispositions and the related Acquisition Financing Transactions and do not represent what our results of operations would actually have been had the transactions occurred on the date noted above, or project our results of operations for any future periods. The unaudited pro forma condensed combined statement of operations is intended to provide information about the continuing impact of the Acquisition, the RKI Dispositions and the Acquisition Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined statement of operations have been made.

The following unaudited pro forma condensed combined statement of operations should be read in conjunction with WPX’s and RKI’s consolidated financial statements and related notes. WPX financial statements and notes, upon which the unaudited pro forma condensed combined statement of operations was based, were recast to reflect the Piceance Basin as discontinued operations and are included in WPX’s Current Report on Form 8-K filed with the SEC on May 25, 2016. The unaudited condensed consolidated financial statements of RKI and its subsidiaries comprised of the condensed consolidated balance sheets as of June 30, 2015 and December 31, 2014, and the related condensed consolidated statements of income, members’ equity and cash flows for the six months ended June 30, 2015 and 2014, and the related notes to the unaudited condensed consolidated financial statements were included in the Amendment to WPX’s Current Report on Form 8-K/A filed with the SEC on November 2, 2015.

WPX ENERGY, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Twelve Months Ended December 31, 2015
	WPX Energy Inc. As Reported	RKI As Reported For the Six Months Ended June 30, 2015	RKI Dispositions	RKI from July 1, 2015 Through August 16, 2015	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Oil and condensate sales	$494	$162	$(75)	$19	$—		$—		$600
Natural gas sales	138	17	(1)	3	—		—		157
Natural gas liquid sales	23	4	—	2	—		—		29

Total product revenues	655	183	(76)	24	—		—		786
Gas management	286	—	—	—	—		—		286
Net gain (loss) on derivatives not designated as hedges	418	8	—	73	—		—		499
Other	7	—	—	—	—		—		7

Total revenues	1,366	191	(76)	97	—		—		1,578
Costs and expenses:
Lease and facility operating	145	50	(23)	7	—		—		179
Gathering, processing and transportation	64	4	—	1	—		—		69
Taxes other than income	62	16	(9)	1	—		—		70
Gas management, including charges for unutilized pipeline capacity	261	—	—	—	—		—		261
Exploration	85	5	(5)	—	—		—		85
Depreciation, depletion and amortization	528	129	(59)	12	(17	)(a)	—		593
Gain on sales of assets	(349)	—	—	(5)	—		—		(354)
General and administrative	210	26	(7)	5	—		—		234
Acquisition costs	23						(23	)(d)	—
Other—net	63	1	(1)	—	—		—		63

Total costs and expenses	1,092	231	(104)	21	(17)		(23)		1,200

Operating income (loss)	274	(40)	28	76	17		23		378
Interest expense	(187)	(22)	—	(7)	—		(51	)(e)	(222)
							29	(f)
							16	(g)
Loss on extinguishment of acquired debt	(65)						65	(h)	—
Investment income and other	(2)	—	—	—	—		—		(2)

Income (loss) from continuing operations before income taxes	20	(62)	28	69	17		82		154
Provision (benefit) for income taxes	24	(23)	10	25	6	(b)	31	(i)	73

Income (loss) from continuing operations attributable to WPX Energy, Inc.	(4)	(39)	18	44	11		51		81
Less: Preferred stock dividends	(9)	—	—	—	—		(13	)(j)	(22)

Net income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$(13)	$(39)	$18	$44	$11		$38		$59

Basic earnings and (loss) per common share:
Income (loss) from continuing operations	$(0.06)								$0.21
Weighted-average shares (millions)	234.2				24.8	(c)	16.0	(k)	275.0
Diluted earnings (loss per common share:
Income (loss) from continuing operations	$(0.06)								$0.21
Weighted-average shares (millions)	234.2				24.8	(c)	17.4	(k)	276.4

WPX ENERGY, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Unaudited Pro Forma Condensed Combined Statements of Operations

RKI Acquisition

See footnote 2 to our audited consolidated financial statements for more information about the RKI acquisition.

RKI Disposition

In connection with the Acquisition, RKI contributed its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which were distributed to RKI’s equity holders in connection with the Acquisition. We refer to the contribution of such assets herein as the “RKI Dispositions.” The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of the Powder River Basin and other properties outside the Delaware Basin from RKI’s consolidated historical financial statements.

RKI from July 1, 2015 through August 16, 2015

The amounts presented are from the books and records of RKI for the period indicated and are net of Powder River Basin disposition amounts.

Acquisition Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statement of operations to reflect the acquisition transactions related to the Acquisition:

(a)	Reflects the adjustment of historical RKI DD&A expense on property, plant and equipment to reflect the acquisition basis of producing properties.

(b)	Represents an estimated tax impact of pretax pro forma adjustments.

(c)	Reflects adjustment to reported full year weighted average shares for the 40 million shares of WPX common stock issued to RKI equity holders as a portion of the consideration for the Acquisition.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

(d)	Reflects the elimination of acquisition costs associated with the Acquisition,

(e)	Reflects a weighted average interest rate of 7.875% in respect to an aggregate of $1.0 billion of senior notes issued as part of the Acquisition Financing Transactions. Interest expense also assumes a weighted average interest rate of 2.25% in respect to $400 million of borrowings on our revolving credit facility.

(f)	Reflects the elimination of RKI remaining interest expense assuming no outstanding debt for the reporting period.

(g)	Reflects the elimination of bridge financing commitment fees associated with the Acquisition.

(h)	Reflects the elimination of loss on extinguishment of acquired debt associated with the Acquisition.

(i)	Represents an estimated tax impact of pretax pro forma adjustments.
(j)	Reflects dividends from January 1, 2015 to July 22, 2015 on the mandatory convertible preferred stock issued as part of the Acquisition Financing Transactions based on a dividend rate of 6.25% per annum.

(k)	Reflects adjustment to reported full year weighted average shares for the 30 million shares of WPX common stock issued in July 2015 as part of the Acquisition Financing Transactions. For the diluted weighted average shares, 1.4 million weighted average shares that were previously antidilutive and excluded from reported amounts are now included. For purposes of the calculation of shares for diluted earnings per share, the conversion of mandatory convertible preferred stock under the if-converted method would result in an additional 34.7 million common shares outstanding; however, no adjustment for these shares is reflected in the number of shares used in the diluted earnings per share calculations as they would be antidilutive.

DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

We do not currently pay cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. The timing and amount of any future dividend payments will also depend on, among other things, restrictions that may be contained in any debt or other agreements that we are subject to at the time. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ ability to distribute monies to us.

Price Range of Our Common Stock

Our common stock is listed on the NYSE under the symbol “WPX.” On June 3, 2016, the last reported sale price of our common stock on the NYSE was $10.16. As of June 1, 2016, there were 7,505 holders of record of our common stock. The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE since January 1, 2014.

	High	Low
Fiscal Year 2016:
First Quarter	$7.03	$2.53
Second Quarter (through June 3, 2016)	10.79	6.29

Fiscal Year 2015:
First Quarter	$13.55	$10.04
Second Quarter	14.65	10.95
Third Quarter	12.39	5.24
Fourth Quarter	9.20	5.03

Fiscal Year 2014:
First Quarter	$20.55	$16.80
Second Quarter	24.35	17.97
Third Quarter	26.79	20.05
Fourth Quarter	24.42	10.01

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock, but does not purport to provide a complete analysis of all potential U.S. federal income tax considerations relating thereto.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes and that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia;

•	an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

•	a trust if (i) such trust has validly elected to be treated as a United States person (as defined under the Code for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of such trust;

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership for U.S. federal income tax purposes, or a partner in such partnership, you should consult your tax advisors regarding your investment in our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and Treasury regulations, all as in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement, or differing interpretations of which, may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances or non-U.S. holders subject to differing treatment (including U.S. expatriates and former U.S. citizens, persons subject to alternative minimum tax, persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, banks, insurance companies and other financial institutions, brokers, dealers or traders in securities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein), tax-exempt entities or governmental organizations, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, qualified foreign pension funds and tax-qualified retirement plans) and does not address the Medicare tax on net investment income, U.S. federal estate or gift tax laws or any tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this discussion applies only to common stock that is held as a capital asset for U.S. federal income tax purposes. Prospective purchasers are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Distributions on Common Stock

We do not expect to pay any dividends on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under

U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “—Dispositions of Common Stock.”

If you are a non-U.S. holder, any dividend paid to you on our common stock will generally be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain such a reduced rate of withholding, you will be required to provide the applicable withholding agent a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or other applicable form) claiming a reduction of or an exemption from withholding tax under an applicable income tax treaty. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends paid to you that are effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment maintained by you in the United States) will be generally subject to regular U.S. income tax as if you were a United States person, subject to an applicable income tax treaty providing otherwise. Such effectively connected dividends will not be subject to the U.S. withholding tax described in the paragraph above if you satisfy certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption prior to the payment of the dividend. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if an income tax treaty applies, such lower rate as may be provided therein) branch profits tax with respect to such effectively connected dividends.

Dispositions of Common Stock

Subject to the discussion below concerning backup withholding and FATCA, if you are a non-U.S. holder, gain realized by you on a sale, exchange or other disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States), in which case the gain will be subject to U.S. federal income tax (and, if you are a foreign corporation, branch profits tax) generally in the same manner as effectively connected dividend income as described above, subject to an applicable income tax treaty providing otherwise;

•	you are an individual present in the United States for 183 days or more in the calendar year of such sale, exchange or other disposition and certain other conditions are met, in which case such gain (which generally may be offset by U.S. source capital losses) will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	we are or have been a “U.S. real property holding corporation” (“USRPHC”) at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and either (i) our common stock has ceased to be “regularly traded” as defined by applicable Treasury regulations on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs or (ii) you own, or have owned, at any time during the five-year period preceding the disposition or your holding period, whichever is shorter, actually or constructively, more than 5% of our common stock.

We believe that we currently are a USRPHC, and we expect to remain a USRPHC. However, so long as our common stock continues to be regularly traded on an established securities market within the meaning of the applicable Treasury regulations, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxed on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be so regularly traded, you would generally be subject to U.S. federal income tax on any gain realized on a disposition of our common stock as if you were a United States person, unless an applicable income tax treaty provides otherwise. In addition, a 15% withholding tax would generally apply to the gross proceeds from such disposition. You also would be required to file a U.S. federal income tax return for any taxable year in which you realize a gain from the disposition of our common stock that is subject to U.S. federal income tax as a result of our status as a USRPHC.

You should consult your tax advisors regarding the application of the foregoing rules to your disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends that are paid to you, if you are a non-U.S. holder, must generally be reported annually to the IRS and to you. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement. Payments of dividends to you generally will not be subject to backup withholding if you provide to the applicable withholding agent the appropriate, properly completed IRS Form W-8 or otherwise establish an exemption.

Unless you provide the certification described above, or you otherwise establish an exemption, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock and you may be subject to backup withholding on the proceeds from a sale or other disposition of our common stock. However, proceeds from a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker without specified U.S. connections generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock, and, beginning in 2019, sales or other disposition proceeds from our common stock paid to “foreign financial institutions” (which is broadly defined for this purpose) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You should consult your tax advisors regarding the effects of FATCA on your investment in our common stock.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing shares of our common stock, including the applicability and effect of any state, local or foreign tax law, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

Credit Suisse is acting as the representative of the underwriters named below and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed by us as an exhibit to a Current Report on Form 8-K and incorporated by reference into this prospectus supplement and the accompanying base prospectus, each of the underwriters named below has severally agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

Underwriters	Number of shares of common stock
Credit Suisse Securities (USA) LLC	24,750,000
Barclays Capital Inc	4,207,500
Citigroup Global Markets Inc	4,207,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,207,500
Goldman, Sachs & Co	1,559,250
J.P. Morgan Securities LLC	1,559,250
TD Securities (USA) LLC	1,559,250
Wells Fargo Securities, LLC	1,559,250
BBVA Securities Inc	693,000
BNP Paribas Securities Corp	693,000
Crédit Agricole Corporate and Investment Bank	693,000
Mitsubishi UFJ Securities (USA), Inc	693,000
RBC Capital Markets, LLC	693,000
Scotia Capital (USA) Inc	693,000
BB&T Capital Markets, a division of BB&T Securities, LLC	618,750
BTIG, LLC	618,750
BOSC, Inc.	495,000

Total	49,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase the common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those shares covered by their option to purchase additional shares described below), if any of the shares of common stock are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions

The underwriters may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers. The underwriters may offer the common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common stock for whom they may act as agents or to whom they may sell as principal.

We estimate that the total out of pocket expenses of this offering to be paid by us will be approximately $0.8 million.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 7,425,000 additional shares of our common stock from us on the same terms and conditions set forth herein. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial amount reflected in the above table.

Management Purchases

Certain of our directors and officers have indicated an interest in purchasing shares of our common stock in this offering on terms comparable to those offered to the public. We have requested that the underwriters allocate up to 100,000 shares in this offering to these investors. However, because indications of interest are not binding or commitments to purchase, these persons or entities may determine to purchase fewer shares than they have indicated an interest in purchasing or not purchase any shares in this offering.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, for a period of 45 days after the date of this prospectus supplement, we and they will not directly or indirectly, without the prior written consent of Credit Suisse Securities (USA), LLC, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 45th day after the date of the this prospectus supplement.

The foregoing restrictions will not prohibit us from:

•	issuing common stock in this offering;

•	issuing common stock, subject to certain limitations, as consideration for the acquisition of equity interests or assets of any person;

•	issuing common stock pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights not issued under one of those plans;

•	issuing common stock upon conversion of our mandatory convertible preferred stock;

•	granting options pursuant to options plans existing on the date of this prospectus supplement; and

•	filing any registration statement on Form S-8.

Additionally, with respect to our directors and executive officers, the foregoing restrictions will not apply to:

•	certain transactions relating to shares of common stock or other securities acquired in the open market after the completion of this offering (provided that there is no legal requirement to make any filing or announcement of such transaction);

•	certain bona fide gifts or other dispositions of capital stock between our directors or executive officers and such person’s family or affiliates (provided that (i) any such transferee becomes bound to the lock-up restrictions described above and (ii) there is no legal requirement to make any filing or announcement of such transaction);

•	the exercise of certain stock options granted pursuant to our stock option/incentive plans (provided that the restrictions set forth above shall apply to shares of common stock issued upon such exercise or conversion);

•	shares delivered or withheld to satisfy the exercise price or withholding taxes for equity awards (provided that the restrictions set forth above shall apply to any such shares of common stock);

•	shares forfeited to or delivered to us upon death, disability or termination of employment;

•	the establishment of plans pursuant to Rule 10b5-1 under the Exchange Act; provided that (a) no sales shall be made pursuant to such plan and (b) we are not legally required to report the establishment of such plan; and

•	certain demands to register our common stock, provided that no transfers may be made pursuant to the exercise of any such registration right and no registration statement shall be filed with respect to any such shares.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

Shares of our common stock are listed on the NYSE under the symbol “WPX.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of certain underwriters are lenders under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying base prospectus by electronic means, such as e-mail.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of common stock which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and any other material in relation to the common stock described herein are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The common stock being offered hereby is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The common stock is not being offered to the public in the United Kingdom.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will pass upon the validity of the shares of common stock on behalf of us. The validity of the shares of common stock will be passed on for the underwriters by Simpson Thacher  & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. for the year ended December 31, 2015 appearing in WPX Energy, Inc.’s Current Report on Form 8-K filed with the SEC on May 25, 2016, including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of RKI Exploration & Production, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon authority of said firm as experts in accounting and auditing.

Approximately 99 percent of our year-end 2015 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus supplement upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus supplement, the information on or accessible through our website is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016 (provided, however, Items 6, 7, 7A and 8 of the Form 10-K, which were subsequently recast in our Current Report on Form 8-K filed with the SEC on May 25, 2016, are not incorporated herein);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on March 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 5, 2016;

•	our Current Reports on Form 8-K and Form 8-K/A (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on July 14, 2015 at 6:15 p.m. Eastern Time (Exhibit 99.1 only), November 2, 2015 (Exhibit 99.1 only), February 9, 2016, March 22, 2016, April 8, 2016, May 19, 2016 and May 25, 2016; and

•	the description of our common stock contained or incorporated by reference into our Form 10, filed with the SEC on October 20, 2011, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus supplement and prior to the sale of all the shares covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

PROSPECTUS

WPX Energy, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer and sell, from time to time, in one or more offerings, any of the following securities:

•	shares of our common stock,

•	shares of our preferred stock,

•	one or more series of debt securities, which may consist of debentures, notes or other types of debt.

This prospectus provides a general description of these securities. We may provide specific terms of any securities to be offered in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in the prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol “WPX.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus, any prospectus supplement and any applicable free writing prospectus, together with any information incorporated by reference. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus or any accompanying prospectus supplement (or such document previously incorporated by reference herein or therein).

In this prospectus, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “our company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. You should review carefully the risks described under “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement, any applicable free writing prospectus or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the risks related to our business and investing in our securities discussed in “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

Incorporated in 2011, we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States and on profitably exploiting our significant natural gas reserves base and related natural gas liquids (“NGLs”) in the Piceance Basin of the Rocky Mountain region.

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our domestic proved reserves at December 31, 2014 were 4,360 billion cubic feet of gas equivalent (“Bcfe”). As of December 31, 2014, our domestic reserves reflect a mix of 72 percent natural gas, 18 percent crude oil and 10 percent NGLs. During 2014, we replaced our domestic production for all commodities at a rate of 94 percent. For oil alone, we replaced 421 percent of our oil production during 2014. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

Our principal areas of operation are the Williston Basin in North Dakota, the San Juan Basin in New Mexico and Colorado and the Piceance Basin in Colorado.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement or any free writing prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved natural gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Acquisitions or divestitures;

•	Seasonality of our business; and

•	Natural gas, NGLs and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus or the documents incorporated by reference herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital, capital expenditures and repurchases of our common stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.97	2.56	(a)	(b)	2.49	(c)

The ratio of earnings to fixed charges has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges. Fixed charges consist of interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees and rental expense in an amount deemed to be representative of the interest factor.

For the periods indicated above, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

(a)	Earnings were inadequate to cover fixed charges by $1,730 million.
(b)	Earnings were inadequate to cover fixed charges by $260 million.
(c)	Earnings were inadequate to cover fixed charges by $887 million.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock as provided in our amended and restated certificate of incorporation and amended and restated bylaws. We also refer you to our amended and restated certificate of incorporation (including our amendment to our amended and restated certificate of incorporation) and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2015, we had 205,057,581 shares of common stock outstanding and no shares of preferred stock outstanding.

Authorized but unissued shares of our capital stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WPX.”

Voting Rights

Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so, subject to any voting rights granted to holders of any preferred stock. Generally, except as discussed in “—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions,” all matters to be voted on by stockholders must be approved by a majority of the total voting power of the common stock present in person or represented by proxy at a meeting at which a quorum exists, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the amended and restated certificate of incorporation (as further discussed in “—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions”), and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of common stock.

Dividends

Subject to the rights, if any, of holders of any outstanding series of preferred stock, holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•	our financial condition;

•	our results of operations;

•	our capital requirements and development expenditures;

•	our future business prospects; and

•	any restrictions imposed by future debt instruments.

Other Rights

On liquidation, dissolution or winding up of WPX, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including the following:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights, if any, and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will have conversion privileges and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate, if any;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of the series; and

•	any other relative rights, preferences and limitations of such series.

The preferred stock may be issued from time to time in one or more series. The particular terms of each series being offered will be described in the prospectus supplement relating to that series of preferred stock. You should also refer to our amended and restated certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. The certificate of designations with respect to each series of preferred stock offered will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each series of preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable.

Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes until the election of directors at the annual meeting of stockholders to be held in 2017. Commencing at the 2015 annual meeting of stockholders, successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the board of directors shall no longer be divided into classes and all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

Election and Removal of Directors

A director nominee shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Our amended and restated certificate of incorporation requires that directors may only be removed for cause and only by the affirmative vote of not less than 75% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation does not provide for our stockholders to act by written consent.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of our stockholders may be called only by (i) our board of directors or (ii) the chairman of our board of directors with the concurrence of a majority of our board of directors.

Amendments to Certain Provisions of our Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of our bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Amendment of Certain Provisions of our Certificate of Incorporation

The amendment of any of the above provisions in our amended and restated certificate of incorporation requires approval by the vote of a majority of our entire board of directors followed by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained that status;

•	upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	on or subsequent to the date a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Under our amended and restated certificate of incorporation, subject to limitations imposed by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer the debt securities from time to time as senior debt. The debt securities will be issued under the indenture, dated as of September 8, 2014, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement.

We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

In this section, “WPX,” “we,” “our,” “our company” and “us” refer only to WPX Energy, Inc. and not to any of our subsidiaries.

General

The indenture provides that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest. The debt securities will be unsecured obligations of our company.

A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

(1) the title of the debt securities;

(2) any initial limit upon the aggregate principal amount of the series (subject to our ability to issue additional notes under any series);

(3) the date or dates on which the principal and premium, if any, of the debt securities is payable;

(4) the rate or rates, or the method of determination of rates, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and, if other than as set forth in the indenture, the record dates for the determination of holders to whom interest is payable;

(5) in addition to the office or agency of in the Borough of Manhattan, The City of New York, any other place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

(6) the specified currency of the debt securities;

(7) the currency or currencies in which payments on the debt securities are payable, if other than the specified currency;

(8) the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

(9) our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or procedures by which and the period or periods within which and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(10) if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

(11) if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

(12) if the principal of or interest on the debt securities are to be payable, at our election or a holder thereof, in a coin or currency other than the specified currency, the period or periods within which, and the terms and conditions upon which, such election may be made;

(13) if the amount of payments of principal of and interest on the debt securities may be determined with reference to an index based on a coin or currency other than the specified currency, the manner in which such amounts shall be determined;

(14) any addition to, or modification of, any events of default with respect to the debt securities, and whether any such additional or modified events of default shall be subject to covenant defeasance;

(15) if other than the rate of interest stated in the title of the debt securities, the applicable overdue rate;

(16) in the case of any series of non-interest bearing debt securities, the applicable dates for purposes of furnishing the trustee the list of names and addresses of the holders of the debt securities in compliance with the indenture;

(17) if other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and principal office of such trustee;

(18) if either or both of legal defeasance and covenant defeasance provisions of the indenture do not apply to the debt securities;

(19) if applicable, that the debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

(20) any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities, and whether any such additional or modified covenant shall be subject to covenant defeasance; and

(21) any other terms of the debt securities.

If a series of debt securities is denominated in a currency or currency unit other than U.S. dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

The debt securities may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

Merger, Consolidation and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

An assumption of our obligations on the debt securities and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the debt securities for new debt securities by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1) a default in the payment of interest on the debt securities of such series when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the debt securities of such series when due at their stated maturity, upon redemption, or otherwise;

(3) default in the making or satisfaction of any sinking fund payment or analogous obligation as and when the same shall become due and payable by the terms of the debt securities of such series;

(4) failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the debt securities of such series a default in whose observance or performance is elsewhere in this “—Events of Default” specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding debt securities of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure;

(5) certain events of bankruptcy, insolvency or reorganization affecting us; and

(6) any other event of default provided with respect to debt securities of that series.

In case an event of default specified in clause (1), (2) or (3) above shall occur and be continuing with respect to the debt securities of such series, holders of at least 25%, and in case an event of default specified in clause (4) or (6) (unless, in the case of clause (6), otherwise provided for in the applicable series of debt securities) above shall occur and be continuing with respect to the debt securities of such series, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series outstanding under the indenture to be due and payable immediately. If an event of default described in clause (5) above shall occur and be continuing then the principal amount of all the debt securities of such series then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of such series may direct the trustee in its exercise of any trust or power with respect to the debt securities of such series. The indenture provides that the trustee may withhold notice to the holders of debt securities of any such series of any default with respect to the debt securities of such series (except in payment of principal of or interest or premium on the debt securities of such series) if the trustee considers it in the interest of holders to do so.

Holders of not less than a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of such series, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the debt securities of such series or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Amendment

The indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment voting as a single class. We may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment:

(1) change the stated maturity of the principal of, or scheduled date for the payment of any installment of interest on, any debt security;

(2) reduce the principal amount of, the rate of interest payable on, or any premium payable upon the redemption of, any debt security;

(3) change the place of payment for any debt security or the currency in which the principal of, or any premium or interest on, any debt security is payable;

(4) impair or affect the right to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any debt security on or after the date that such payment has become due and payable;

(5) with respect to the debt securities of a series the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto; or

(6) reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture amending or modifying the indenture or any waiver (of certain defaults and their consequences) provided for in the indenture or reduce the requirements contained in the indenture for quorum or voting.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of debt securities, or that modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, are deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that we and the trustee may, at any time and from time to time, without the consent of any holders of the debt securities of any series, enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

(1) to evidence the succession of another person to us, and the assumption by any such successor of our covenants in the indenture and the debt securities;

(2) to add to our covenants for the benefit of the holders of all or any series of the debt securities (as shall be specified in such supplemental indenture or indentures) or to surrender any right or power in the indenture conferred on us;

(3) to establish the forms or terms of the debt securities;

(4) to evidence and provide for acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

(6) to add any additional events of default with respect to all or any series of debt securities (as shall be specified in such supplement indenture);

(7) to supplement any of the provisions of the indenture to such extent as shall be necessary for the defeasance and discharge of any series of debt securities pursuant to “—Discharge, Legal Defeasance and Covenant Defeasance”; provided that any such action shall not adversely affect the interests of any holder of any outstanding debt security of such series or any other debt security in any material respect;

(8) to add guarantees in respect of the debt securities of one or more series and to provide for the terms and conditions of release thereof;

(9) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of one or any series any property or assets and to provide for the terms and conditions of any release thereof;

(10) to provide for definitive securities in addition to or in place of global securities;

(11) to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture;

(12) to add to, change or eliminate any of the provisions of the indenture or any indentures supplemental thereto in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any such debt securities created prior to the execution of such supplemental indenture, or (ii) shall become effective only when no debt securities created prior to the execution of such supplemental indenture are outstanding;

(13) to conform the text of the indenture or the debt securities of any series to any provision of the applicable description thereof in the related prospectus or prospectus supplement to the extent that such provision, in our good faith judgment, was intended to be a recitation of a provision of the indenture or such debt securities; or

(14) to make any other change that does not adversely affect the rights of holders of outstanding debt securities in any material respect.

Discharge, Legal Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the debt securities of any series and the indenture if:

(1) either:

(a)	all debt securities of such series previously authenticated and delivered have been delivered to the trustee for cancellation, except mutilated, lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust; or

(b)	all such debt securities of such series not delivered to the trustee for cancellation have become due and payable, mature within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit or cause to be deposited in trust with the trustee, as trust funds solely for the benefit of the holders, for such purpose, money in an amount sufficient or governmental obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee, which opinion need be given only if governmental obligations have been so deposited) without consideration of any reinvestment to pay and discharge the entire indebtedness on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be; and

(2) we pay or cause to be paid all other sums payable by us under such indenture with respect to outstanding debt securities of such series; and

(3) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee and our and the trustee’s obligations to hold funds in trust and to apply such funds pursuant to the terms of the indenture with respect to the debt securities of such series, with respect to issuing temporary debt securities of such series, with respect to the registration, transfer and exchange of debt securities of such series, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities of such series and with respect to the maintenance of an office or agency for payment with respect to the debt securities of such series, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) we may, with respect to debt securities of such series, omit to comply with the covenants under “—Merger, Consolidation or Sale of Assets,” and (unless otherwise set forth therein) any additional covenants described in the applicable prospectus supplement, and such omission shall be deemed not to be an event of default under clause (3) of the first paragraph of “—Events of Default and Remedies” with respect to the debt securities of such series (“covenant defeasance”) and provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited or caused to be deposited in trust with the trustee as trust funds solely for the benefit of the holders of such debt securities of such series, money in an amount sufficient or government obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be;

(2) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit (other than an event of default resulting from non-compliance with any covenant from which we are released upon effectiveness of such defeasance or covenant defeasance as applicable);

(4) we shall have delivered to the trustee an opinion of counsel as described in the indenture to the effect that: the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(5) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance have been complied with; and

(6) if the debt securities of such series are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance with respect to the debt securities of such series, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture or until no debt securities of such series are outstanding:

(1) the rights of holders to receive payments in respect of the principal of, interest on or premium, if any, on such debt securities of such series when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust with respect to the debt securities;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

No Personal Liability

None of any affiliate, director, officer, partner, employee, incorporator, manager or owner of our Capital Stock (as defined in the indenture), as such, will have any liability for any of our obligations under the debt securities of any series, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of such series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities of such series. The waiver may not be effective to waive liabilities under the federal securities laws.

Notices

Notices to holders of the debt securities of any series will be given by mail to the addresses of such holders as they appear in the security register.

Reports

We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Title

We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the debt securities of such series, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities of a series, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of certain considerations associated with the purchase of the securities offered under this prospectus by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the securities to be offered under this prospectus of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of securities to be offered under this prospectus by an ERISA Plan with respect to which any of the issuer, the underwriter, or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the securities to be offered under this prospectus. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities to be offered under this prospectus nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities to be offered under this prospectus should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a security, each purchaser and subsequent transferee of a security will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any Plan or (ii) the purchase and holding of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the securities.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of RKI Exploration & Production, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Approximately 88 percent of our year-end 2014 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

Information incorporated by reference in this prospectus regarding RKI Exploration & Production, LLC’s estimated quantities of oil and natural gas reserves was prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, geologists and geophysicists, as stated in their reserve reports with respect thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on March 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 6, 2015;

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 29, 2015, March 24, 2015, May 28, 2015 and July 14, 2015; and

•	the description of our common stock contained or incorporated by reference into our Form 10, filed with the SEC on October 20, 2011, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the sale of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.